Exhibit 10.36

CHAUCER SYNDICATES LIMITED

and

ROBERT STUCHBERY

Service Agreement

Service Agreement

Dated	01 JANUARY2016

Between:

(1)        CHAUCER SYNDICATES LIMITED a company registered in England and Wales under number 00184915 whose registered office is at Plantation Place, 30 Fenchurch Street, London, EC3M 3AD (the Company); and

(2)        ROBERT STUCHBERY of XX and referred to as you in the course of this Agreement).

1          Commencement of employment

1.1       Your employment with the Company commenced on 1 October 1987 and shall continue until either party gives notice to the other in accordance with Clause 14.1

1.2       You warrant that by entering into this Agreement or any other arrangements with the Company you are or will not be in breach of or subject to any express or implied terms of any contract with, or other obligation to, any third party binding on you, including, without limitation, any notice period or the provisions of any restrictive covenants or confidentiality obligations arising out of any employment with any other employer or former employer. You hereby indemnify and hold harmless the Company against all claims,  costs, damages and expenses which the Company incurs in connection with any claim in relation to such contract or covenant by which you are so bound or subject.

1.3       You warrant that at the time of entering into this Agreement you have the right to work in the United Kingdom and you agree to provide to the Company copies of all relevant documents in this respect at the request of the Company, and in any event prior to the commencement of your employment. If at any time during the course of this Agreement you cease to have the right to work in the United Kingdom the Company may immediately terminate your employment without payment of compensation.

2          Job title and duties

2.1       With effect from 1 November 2015, you shall serve as President of International Operations of The Hanover or in any other capacity as you and the Company may agree. The nature of the Company's business may result in changes occurring to the content of your role from time to time. You may also be required to carry out such additional or alternative tasks as may from time to time be reasonably required of you.

2.2       The Company reserves the right  to appoint any other person to act jointly or in conjunction with (or in place of you if you are suspended or placed on Garden Leave (as defined in Clause 13.1) in accordance with the provisions of this Agreement) you in any position which you may be assigned from time to time.

2.3       You shall:

2.3.1    faithfully and diligently perform such duties as you are required to undertake from time to time;

2.3.2    obey the reasonable and lawful directions of the Company;

2.3.3    exclusively devote the whole of your time, skills, ability and attention to the business of the Company;

2.3.4    at all times act in the way you consider in good faith, most likely to promote the success of the Company for the benefit of the members as a whole in accordance with section 172 of the Companies Act 2006;

2.3.5    perform your services in a professional and competent manner and in co-operation with others;

2.3.6    keep the Company at all times promptly and fully informed (in writing if so requested) of your conduct of and activities in relation to the business of the Company and any Group Company and provide such explanations in connection therewith as the Company may require from time to time

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including for the avoidance of doubt, any misconduct of other employees or directors or your own; and

2.3.7    comply with the duties set out in Companies Act 2006;

2.4       You shall at all times comply with and shall not cause the Company or any Group Company to breach or contravene any and all rules, regulations and requirements of any regulatory body, stock exchange, code of conduct or statutory provision to which you, the Company  and/or any Group Company is from time to time subject, including, without limitation, the UK Listing Authority (including the Model Code), the Financial Services and Markets Act 2000, UK Bribery Act 2010, any rules and guidelines of the Pridential Regulation Authority, ("PRA") Financial Conduct Authority ("FCA")  and/or the London Stock Exchange and/or Lloyd's of London binding on the Company or any Group Company as introduced from time, and any rules, regulations or procedures made by the Company and/or any Group Company from time to time, including, without limitation, the Company's Code of Conduct.

2.5       You shall at all times comply with and shall not cause the Company or any Group Company to breach or contravene any and all statutes, rules, regulations, administrative orders and other requirements to which you, the Company and/or any Group Company is from time to time subject, and which relates to Sanctions. "Sanctions" shall refer to the various restrictions, limitations, prohibitions or other requirements affecting the ability of the Company or any Group Company to do business with certain individuals, companies, governments or other persons and shall include, without limitation, country specific sanctions, sectoral sanctions, financial sanctions, trade sanctions, secondary sanctions and sanctions involving "specially designated nationals" or other identified individuals or persons, which may be imposed by the United Nations, the European Union, the United Kingdom, HMT Treasury or the United States (including any administered by the U.S. Department of the Treasury, Office of Foreign Asset Control (OFAC)). In particular, note that you may be deemed a "United States person" for purposes of various sanctions regimes imposed by the United States and therefore there may be certain proscribed actions that apply to you in your individual, officer, managerial and director capacities that would not otherwise apply to the Company or United Kingdom citizens or residents acting outside the territorial jurisdiction of the United States

2.6       You shall if  and so long as the Company requires and without further remuneration therefore (except as otherwise agreed) carry out duties on behalf of any Group Company and act as a director of any Group Company.

2.7       The Company may at its sole discretion transfer your employment and assign the provisions of this Agreement to any Group Company at any time, including on a secondment basis.

3          Place of work

Your place of work will be at the offices of the Company in the City of London or such other place of business as the Company may reasonably require. You may be required to work outside the United Kingdom from time to time but, unless otherwise agreed with the Company, you will not be required to work outside the United Kingdom for a consecutive period of more than one month.

4          Remuneration

4.1       Your basic salary will be £ £376,500.per annum less any deductions required by law and shall be paid in equal instalments monthly in arrears on or around the 27th of each month. Your basic salary shall accrue from business day to business day on the basis of 1/260 annual salary.

4.2       You agree that the Company may deduct from the basic salary or any other sum due to you (including any pay in lieu of notice) any amounts due to the Company including, without limitation, any overpayment of salary, loan or advance made to you, the cost of repairing any damage or loss to the Company's property caused by you (and of recovering such costs) and any sums in respect of Clause 12.7 of this Agreement.

4.3       Your basic salary shall be reviewed annually at the end of the calendar year and  any resulting changes will be effective from the following April. There is no obligation on the Company to increase your basic annual salary pursuant to any such review or otherwise.

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4.4       The remuneration specified in Clauses 4 and 5 shall be inclusive of any fees to which you may be entitled as a director of the Company or any Group Company or of any other Company or any unincorporated body in which you hold the office as nominee or representative of the Company.

4.5       Payment of basic salary and bonus (if any) to you shall be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Company may from time to time think fit.

5          Discretionary bonus and LTl

5.1       The Company may operate from time to time a non-contractual discretionary bonus scheme. The Company reserves the right to amend, suspend or withdraw the Annual Bonus Scheme at any time.

5.2       Subject to the rules of the Annual Bonus Scheme, the Company at its sole and absolute discretion and determination may determine whether or not to declare and pay a discretionary bonus payment to you. Please see the Annual Bonus Scheme rules for further details.

5.3       The final decision as to whether any targets have been achieved and the decision as to whether to award a bonus in any given year, the amount of such bonus and when it is paid will be at the discretion of the Company. You acknowledge that you have no contractual right to receive a bonus until it is declared in writing in respect of the financial year to which it relates and that you will not acquire such a right on the basis that during your employment you have received one or more bonus payments.

5.4       You shall not be entitled to receive a bonus if on the date that the bonus for the relevant bonus period is declared you are no longer employed by the Company (for whatever reason and howsoever caused and whether the termination of your employment was in breach of contract or otherwise) or any Group Company or you are under notice of termination of employment (whether such notice was given by you or the Company) or you are on  Garden Leave (as defined below in Clause 13.1) or you are suspended pursuant to the terms of this Agreement.

5.5       You shall also be eligible to be selected to participate in the Long Term Incentive Programme (LTIP) or its confirmed equivalent. Please see the rules for further details.

6           Pension scheme

6.1       The Executive shall be entitled to be a member of the  Company's defined benefit Pension Scheme ("the Scheme") subject to and upon the rules of the Scheme from time to time in effect or if the Executive elects not to join the Scheme to require the Company to pay such amount (calculated as a percentage of the Executive's basic salary payable pursuant to Clause 4.1) as shall be agreed with the Board to a personal pension scheme of the Executive's choice. A copy of the rules of the Scheme can be obtained from the Human Resources Department. For the avoidance of doubt, the Company shall not be liable to compensate the Executive in relation to any tax he may be obliged to pay on any such payments in so far as they may not be paid into an approved pension scheme.

6.2       The Company shall be entitled at any time to terminate the Company's Pension Scheme or any Employee's membership of it subject to providing Employees with the benefit of an equivalent Pension Scheme ("the New Scheme") each and every benefit of which shall be not less favourable than the benefits provided to Employees under the company's existing Pension Scheme, ensuring that the Employees are fully credited in the New Scheme for their pensionable service in the Company's existing Pension Scheme for their pensionable service in the Company's existing Pension Scheme as if those years had been under the New Scheme.

7          Permanent health insurance scheme

7.1       You will continue to be automatically enrolled in the Company's permanent health insurance scheme (the Scheme) at the Company's expense, subject to:

(a)        the terms of the Scheme, as amended from time to time;

(b)        the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

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(c)        you satisfying the normal underwriting requirements of the relevant insurance provider of the Scheme and the premium being at a rate which the Company in its sole and absolute discretion considers reasonable.

Full details of the Scheme are available from Human Resources.

7.2       The Company shall only be obliged to make payments to you under the Scheme if it has received payment from the insurance provider for that purpose.

7.3       If the insurance provider refuses for any reason to provide permanent health insurance benefit to you, the Company shall not be liable to provide to you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit or to make any representations to the insurer on your behalf and you shall have no claim against the Company in respect of that benefit.

7.4       If you are receiving benefits under the Company's permanent health insurance scheme the Company shall be entitled to appoint a successor to you to perform all or any of the duties required of you under the terms hereunder and your duties shall be amended accordingly.

8          Other benefits

You are entitled to the following benefits provided at the Company's expense:

(a)        Death in service of 4 x basic salary;

(b)        Private medical cover;

(c)        Season ticket loan

(d)        Cycle scheme;

(e)        Childcare vouchers;

(f)         Eye care vouchers;

(g)        GP Medical scheme; and

(h)        Share Incentive Programme

Please see the Staff Handbook for further details.

8.2       The Company reserves the right to terminate any or all of the schemes referred to in Clauses 5 to 8  or to amend them at any time.

8.3       All insured benefits are subject to the policy terms and conditions upon which they are incepted or renewed and to you and, if appropriate, your spouse and/or long term partner (which, for the purposes of this Clause, means an unmarried person of either sex who, whilst not related to you by birth or marriage, has been in a committed relationship of mutual caring with  you for at least a year and who shares your principal place of residence and intends to do so indefinitely) and/or dependant children meeting the underwriting criteria acceptable to the Company. In the event that an insurer of any insured benefit under this Agreement does not meet a claim made by you or on your behalf, then you shall have no claim against the Company in respect of that insured benefit.

9          Expenses

The Company shall reimburse all reasonable out of pocket expenses properly incurred by you in the performance of the duties under this Agreement including travelling, subsistence and entertainment expenses provided you follow the Company's guidelines/allowances in force at the relevant time and provided that you shall, where reasonably practicable, provide the Company with vouchers, invoices or such other evidence of such expenses as the Company may reasonably require.

10        Hours of work

10.1     Your normal working hours are Monday to Friday from 9.30am to 5.30pm on each working day with one hour for lunch.  If you work less than normal full time hours your holiday entitlement (including

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public and I  or bank holidays) will be calculated in direct proportion to the hours you have worked. From time to time you may be required to work such other hours as the Company considers reasonably necessary for you to perform your duties. No further remuneration is payable in respect of such other hours

10.2     By entering into this Agreement you confirm that, for the purposes of the Working Time Regulations 1998, you agree to work in excess of 48 hours per week if and when required. You may vary these additional hours by giving three months' notice in writing to Human Resources.

10.3     You must devote the whole of your time, attention and abilities during your hours of work for the Company to your duties for the Company and its Group Companies. During your employment,  you may not outside the hours you work for us, without prior written consent, be directly or indirectly involved in any other business or employment. We will not, however, unreasonably withhold permission and will take account of the number of hours that you work for us and the nature of the work with us.

11        Holidays

11.1     In addition to the usual public holidays you will be entitled to 35 working days' paid holiday in each calendar year.

11.2     Holidays may only be taken at such time or times as are approved beforehand by the Company. You must give reasonable notice of proposed holiday dates by completing the Company's standard holiday form which must be signed off in advance by the Company.

11.3     The holiday year runs from 1 January to 31 December. With the agreement of the Company you may carry forward up to 5 days untaken holiday into the next holiday year, which all must be taken by the end of the following calendar year or will be forfeited and no payment will be made in respect of any days so forfeited. You will not generally be permitted to take more than 10 consecutive working days' holiday at any one time.

11.4     Upon termination of your employment you will receive pay in lieu of accrued but untaken holiday and the Company may deduct an appropriate sum in respect of days taken in excess of your pro rata entitlement from your final remuneration on the basis that one day's holiday will be calculated as 1/260ths of your basic annual salary.

11.5     In the event that notice of termination of this Agreement is served by either party, the Company may require you to take any accrued but untaken holiday during this notice period (whether or not you are on Garden Leave (as defined below in Clause 13.1)).

11.6     Further provisions in relation to holiday, in particular as to unpaid holiday and cash exchange for holiday, are set out in the Staff Handbook.

12        Sickness and other absence

12.1     If you are unable to attend at work by reason of sickness or injury or any unauthorised reason you must inform the Company as soon as possible on the first day of absence (and in any event not later than 10.00 am on the first day of absence) and, in the case of absence of uncertain duration, you must keep the Company regularly informed of the reason for your continued absence and your likely date of return. You are expected to observe this rule very strictly since failure to do so entitles the Company to stop payment in respect of each day you fail to notify the Company.

12.2     If your absence, due to sickness or injury, is for less than seven days (whether or not working days), on your return to work you are required to immediately complete a selfcertification form available from the Company.  If your absence continues for more than seven consecutive days (whether or not working days) you must provide the Company with a doctor's certificate from the seventh consecutive day of sickness or injury. This doctor's certificate must be provided to the Company promptly following the seventh consecutive day of absence. If illness continues after the expiry of the first certificate, further certificates must be provided promptly to cover the whole period of absence.

12.3     For the purposes of the Statutory Sick Pay scheme the agreed 'qualifying days' are Monday to Friday.

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12.4     Subject to your compliance with the Company's sickness absence procedures (as amended from time to time), the Company will pay full salary and contractual benefits during any period of absence due to sickness or injury for up to an aggregate of 3 months in any 52 week period (whether such absence is continuous or intermittent in any calendar year). Such payment shall be inclusive of any Statutory Sick Pay due in accordance with applicable legislation in force at the time of absence (less any other statutory benefits applicable to you). Thereafter, the Company shall pay Statutory Sick Pay or equivalent benefit up to 28 weeks to which you may be entitled subject to your compliance with the appropriate rules. Thereafter, you will be required to claim incapacity benefit.

12.5     Whether absent from work or not, you may be required to undergo a medical examination by a Company doctor. You authorise the medical practitioner to disclose and discuss with the Company any report prepared as a result of any such examination pursuant to the Access to Medical Reports Act 1988. The Company has the right to postpone your return to work (and the continuance and reinstatement of your normal pay, if appropriate) until the medical practitioner has confirmed that you are fit to perform your duties.

12.6     The payment of sick pay in accordance with this Clause 12 is without prejudice to the Company's right to terminate this Agreement prior to the expiry of your right to payments irrespective of the provisions of any outstanding or prospective entitlement to pay in accordance with Clause 12.4, private medical insurance, permanent health insurance or long term disability benefits. The Company will not be liable for any loss arising from such termination.

12.7     If your absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, you shall:

12.7.1  forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith;

12.7.2  if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

(a)        the amount of damages recovered by you under such compromise, settlement or judgment; and

(b)        the sums advanced to you in respect of the period of incapacity.

12.8     Further provisions in relation to sickness are set out in the Staff Handbook.

13        Garden leave

13.1     The Company reserves the right to require that you do not attend the Company premises or have contact  with other staff, clients, agents, ceding companies,  brokers, representatives and suppliers of the Company or any Group Company for such period as the Company feels is reasonable. This includes any period or part of any period during which you are serving notice as set out in Clause 14 below (referred to in this Agreement as Garden Leave).

13.2     You will continue to owe all other duties and obligations (whether express or implied including fidelity and good faith) during such period of Garden Leave. During any period of Garden Leave you shall continue to receive full pay and benefits excluding any bonus.

13.3     In the event that you are placed on Garden Leave the Company is entitled to provide you with no duties or such duties as the Company shall in its absolute discretion determine. Further the Company may announce to employees, clients, other third parties, and within Lloyd's of London that you have been given notice of termination or that you have resigned as appropriate. By placing you on Garden Leave, the Company will not be in breach of this Agreement or any implied duty of any kind whatsoever nor will you have any claim against the Company in respect of any such action.

13.4     During any period of Garden Leave you will keep the Company informed of your whereabouts and remain readily contactable and available for work. In the event that you are not available for work having been requested and having been given reasonable notice (in the Company's opinion) by the Company to do so, you will, notwithstanding any other provision of this Agreement, forfeit any right

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to salary and contractual benefits.

13.5     During any period of Garden Leave the Company may require you to deliver up any Confidential Information or property of the Company and upon instruction,  delete any emails, spreadsheets or other Confidential Information and refrain from accessing the computer or other similar data system of the Company and you will confirm your compliance with this Clause 13.5 in writing if requested to do so by the Company.

13.6     During any period of Garden Leave the Company may require you to take any accrued but untaken holiday entitlement. For the avoidance of doubt, the normal policy applicable to the approval of holiday prior to taking holiday continues to apply during any period of Garden Leave.

13.7     During any period of Garden Leave the Company may request that you resign from any office of the Company and the resignation shall not constitute grounds for a claim for constructive dismissal.

14        Notice

14.1     If either party wishes to terminate your employment, it should give to the other 12 months' notice in writing. This does not preclude the Company from terminating your employment without notice in certain circumstances e.g. gross misconduct.

14.2     The Company reserves the right in its sole and absolute discretion to give a payment to you in lieu of all or any part of the notice of termination (whether such notice was given by you or the Company). Pay in lieu will consist of basic salary and benefits set out in Clause 8  which shall be valued at the cost to the Company of providing such benefits for all or any unexpired part of the notice period. For the avoidance of doubt, any payment in lieu made pursuant to this Clause 14.2 will not include any element in relation to:

(a)        any bonus or commission payments that might otherwise have been due to you during the period for which the payment in lieu is made; and

(b)        any payment in respect of any holiday entitlement that would have accrued during the period for which the payment in lieu is made.

14.3     Your employment may be terminated immediately without notice where you:

(a)        commit gross misconduct which includes, but is not limited to, dishonesty, fraud, theft,  being under the influence of alcohol or drugs at work, causing actual or threatening physical harm and causing damage to Company property;

(b)        are made bankrupt;

(c)        commit a material or repeated breach or non-observance of your duties or any of the provisions of this Agreement or fail to observe the lawful directions of the Company;

(d)        are convicted of a criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which a non-custodial sentence is imposed);

(e)        become of unsound mind or a patient for the purpose of any statute relating to mental health;

(f)         fail to reach performance requirements set by the Company after receiving a written warning regarding your performance from the Company;

(g)        are guilty, in the reasonable opinion of the Company, of any material breach of any Lloyd's Byelaw or any provision of the Lloyd's Act 1982, or any rules or guidelines applicable to the Company issued by the Financial Services Authority from time to time not capable of being remedied within a reasonable time or, if capable of remedy within a reasonable time, not being remedied within such time;

(h)        are prevented or suspended from working in financial and/or insurance services or have any restriction placed upon your activities by the Financial Services Authority, Lloyd's of London or similar regulatory body;

(i)         act in a manner which in the opinion of the Company, brings the Company into disrepute or

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otherwise prejudices or is considered likely to prejudice the reputation of the Company;

(j)         have been disqualified from being a director by reason of any order made under the Company Directors Disqualification Act 1996 or any other enactment;

(k)        resign of your own choice as a director of the Company, not being at the request of the Company or the board of directors of the Company;

(I)         in the reasonable opinion of the Company, are guilty of any serious negligence in connection with or affecting the business or affairs of the Company; and/or

(m)       are unfit to carry out the duties hereunder because of sickness, injury or otherwise for an aggregate period of 26 weeks in any 52 week period even if, as a result of such termination, you would or might  forfeit  any entitlement to benefit from sick pay under Clause 12.4 above or permanent health insurance under Clause 7 above.

14.4     Any delay or forbearance by the Company in exercising any right of termination in accordance with Clause 14.3 above will not constitute a waiver of such right.

14.5     If (a) the Company in general meeting shall remove you from the office of director of the Company or (b) under the Articles of Association for the time being of the Company you shall be obliged to retire by rotation or otherwise and the Company in general meeting shall fail to re-elect you as a director of the Company (either such case being referred to in this Clause 14.5 as an "Event"), then your employment shall automatically terminate with effect from the date of the Event, but if such termination shall be caused by any act or omission of either party (and, for the avoidance of doubt, an act or omission of the Company's shareholders shall be an act or omission of the Company for these purposes) without the consent, concurrence or complicity of the other party, then such act or omission shall be deemed a breach of this Agreement, and such termination shall be without prejudice to any claim for damages of either party in respect of such breach.

14.6     The termination by the Company of your employment will be without prejudice to any claim which the Company may have for damages arising from your breach of this Agreement.

14.7     On termination of your employment (howsoever arising and whether terminated in breach or otherwise) or on either the Company or you having served notice of such termination, you shall:

14.7.1  at the request of the Company resign from office as a director of the Company and all offices held by you in any Group Company;forthwith deliver to the Company all Confidential Information and all materials in the scope of Clause 16 including copies of any materials and all credit cards and other property relating to the business of the Company or any Group Company which may be in your possession or under your power or control and provide a signed statement that you have fully complied with the obligations under this Clause 14.7.1; and

14.7.2  co-operate with the Company by providing such assistance as may reasonably be required in connection with any handover arrangements or any claim made by or against any the Company or any Group Company. For the avoidance of doubt such assistance may include attending meetings, reviewing documents, giving and signing statements/affidavits and attending hearings and giving evidence

15        Disciplinary, dismissal and grievance procedures

15.1     A copy of the Company's disciplinary, dismissal and grievance procedures are set out in the Staff Handbook (a copy of which is on the Company's intranet). These procedures do not form part of your contract of employment.

15.2     Any grievance concerning your employment should be taken up orally in the first instance with Human Resources. If the grievance is not resolved to your satisfaction, you should then refer to the grievance procedure.

15.3     The Company reserves the right to suspend you on full pay and benefits at any time for a reasonable period to investigate any matter that it reasonably believes you may be or may have been involved in.

16        Outside employment, confidential information, conflicting interests and return of company

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property

16.1     For the purposes of this Clause and Clause 13 above and Clause 17 below the expression Confidential Information shall include, but not be limited to, information which relates to any and all information (whether or not recorded in documentary form or on computer disk or tape), which may be imparted in confidence or which is of a confidential nature or which you may reasonably regard as being confidential or a trade secret, concerning the business, business performance or prospective business, financial information or arrangements, plans or internal affairs of the Company, any Group Company or any of their respective customers including, without prejudice to the generality of the foregoing, all client or customer lists, price sensitive information, technical information and specifications, drawings, designs, prototypes, models, reports, interpretations, forecasts, records, corporate and business plans and accounts, business methods, financial details, projections and targets, remuneration and personnel details, planned products, product specifications, planned services, marketing surveys, research reports, claims, claims statistics, renewal dates, premiums, discounts, in respect of risks accepted by the syndicates managed by the Company or any Group Company all placing information, rates, claims records, and disputes, in respect of the reinsurance programmes and structures arranged for the syndicates managed by the Company, all placing information, rates and claims records, markets used and their respective shares and pricing statistics, aggregation of liability, distribution channels, budgets, fee levels, computer passwords, the contents of any databases, tables, know how documents or materials, commissions, commission charges, pricing policies and all information about research and development, the Company's or any Group Company's suppliers', customers' and clients' names, addresses (including email), telephone, facsimile or other contact numbers and contact names, the nature of their business operations, their requirements for services supplied by the Company or any Group Company and all confidential aspects of their relationship with the Company or any Group Company and all information material to any dispute or litigation involving the Company, and any Group Company, or the Syndicates managed by the Company, or any Group Company.

16.2     During your employment by the Company you shall not, without the prior written consent of the Company, either solely or jointly, directly or indirectly, carry on or be engaged, concerned or interested in any other trade or business, including, but not limited to, carrying on business with the Company's suppliers or dealers or introducing business, with which the Company is able to deal, to a third party, save that nothing in this Clause 16.2 shall prevent you from holding an investment by way of shares or other securities of up to 3% of the total issued equity share capital of any company where those equity shares are listed on a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) or traded on the Alternative Investment Market of the London Stock Exchange.  Failure to secure advance permission in accordance with this Clause 16.2  may result in summary dismissal.

16.3     During your employment, you agree that you will not in competition with the Company or any Group Company:

16.3.1  deal with, canvass, solicit or endeavour to take away from the Company, whether directly or indirectly and whether on your own behalf or on behalf of any other person, firm, company or other entity any customers or prospective customers; or

16.3.2  directly or indirectly solicit or entice away from or endeavour to entice away from the Company any individual employed or engaged by the Company; or

16.3.3  directly or indirectly make preparations to compete with any business carried on by the Company or any Group Company. For the avoidance of doubt, such preparations shall include, but not be limited to, preparing a business plan, seeking finance for any competing business, interviewing potential employees and informing any client, customer, employee, officer, supplier, agent, worker or consultant of the Company or any Group Company that you may resign, has resigned or accepted employment with or is to join or be associated with any competitor of the Company or any Group Company.

16.4     During your employment you shall inform the Company without delay (notwithstanding that this may disclose your own wrongdoing) if you become aware that any director, officer, or senior employee of the Company or any Group Company is planning to terminate their employment or office with the Company or such Group Company or materially breach any of the provisions of their contract of

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employment or implied duties of loyalty, good faith and fidelity.

16.5     You shall not, other than with the prior written approval of the Company make or issue any press, radio or television statement or publish or submit for publication any letter or article relating directly or indirectly to the business or affairs of the Company or any Group Company its or their officers, directors or employees or your employment or its termination.

16.6     You will not (except with the prior written consent of the Company) except in the proper course of your duties during the continuance of this Agreement, or at any time after the termination of your employment (howsoever caused and whether in breach of contract or otherwise) directly or indirectly:

(a)        disclose or use for your own or for another's purpose or benefit or through any failure to exercise due care and diligence cause any unauthorised disclosure of any Confidential Information which you may learn while in the employment of the Company except as required by a court of law or any regulatory body or that which may be in or become part of the public domain other than through any act or default on your part;

(b)        copy or reproduce in any form or by or on any media or device or allow others access to copy or reproduce any documents (including without limitation letters, facsimiles and memoranda), disks, memory devices, notebooks, tapes or other medium whether or not eye-readable and copies thereof on which Confidential Information may from time to time be recorded or referred to (Documents); or

(c)        remove or transmit from the Company or any Group Company's premises any Documents.

16.7     Nothing in this Agreement shall prevent you from making a protected disclosure in accordance with section 43A of the Employment Rights Act 1996 and the Public Interest Disclosure Act 1996.

16.8     On demand and in any event upon termination of your employment for any reason by either  party, you must immediately return to the Company all company property including but not limited to all Confidential Information, Documents (as defined above), papers, records, keys, credit cards, mobile telephones, computer and related equipment, PDA or similar device, security passes, accounts, specifications, drawings, lists, correspondence, catalogues or the like relating to the Company's business which is in your possession or under your control and you must not take copies of the same without the Company's express written authority.

17        Restrictive covenants

17.1     For the purpose of this Clause the following expressions shall have the following meanings:

Insurance means insurance and/or reinsurance and/or retrocession;

Insured means a person, company or group for which an Insurance policy is issued;

Insurer is an insurer or reinsurer of Insurance;

Lead Insurer means either the slip leader, the Lloyd's lead Insurer or the global lead Insurer as appropriate;

Person means any person, firm, company, partnership, trust or any other legal entity;

Relevant Period means the period of 12 months ending on the Termination Date or, in the event of you being placed on Garden Leave (as defined in clause 13.1) the 12 months immediately preceding the first day of Garden Leave;

Restricted Period means the period of 12 months from the Termination Date (howsoever the termination was caused and whether in breach of contract or otherwise); and

Termination Date means the date on which your employment under this Agreement terminates either due to you or the Company terminating in accordance with the terms and conditions of this Agreement or in breach of the terms and conditions of this Agreement.

17.2     During the course of your employment hereunder you are likely to obtain Confidential Information relating to the business of the Company or any Group Company and personal knowledge and

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influence over clients, intermediaries and employees of the Company or any Group Company. You hereby agree with the Company that to protect the Company's and any and all Group Company's business interests, intermediary and customer connections and goodwill and the stability of its or their workforce, that you will not during the Restricted Period (and in respect of Clauses 17.2(f) and 17.2(g), at any time) without the prior written consent of the board of directors of the Company (such consent not to be unreasonably withheld):

(a)        either on your own account or jointly with or on behalf of any Person directly or indirectly canvass, solicit or entice, or endeavour to canvass, solicit or entice, the custom of or deal, or endeavour to deal, with any Insured with whom or which you, or any person reporting immediately to you, had regularly dealt with either directly, or indirectly through an Insurance broker or other intermediary, during the Relevant Period in respect of business of a type which was carried out by the Company or any Group Company during the Relevant Period and with which you were directly and materially concerned during the Relevant Period;

(b)        either on your own account or jointly with or on behalf of any Person directly or indirectly canvass, solicit or entice, or endeavour to canvass, solicit or entice, Insurance business from or deal, or endeavour to deal, with any Insurance broker or other intermediary with whom or which during the Relevant Period the Company or any Group Company had to your knowledge negotiations or discussions regarding  the possible introduction of material business to the Company or any Group Company and with whom you, or any person reporting immediately to you, had regularly dealt during the Relevant Period save that this shall not place any restriction upon you canvassing, soliciting or enticing Insurance business from or dealing with such Insurance broker or other intermediary in respect of Insureds for whom such Insurance broker or other intermediary did not place business with the Company or any Group Company during the Relevant Period;

(c)        either on your own account or jointly with or on behalf of any Person directly or indirectly assist, or endeavour to assist, any Insurer, other than a Group Company, to participate in the underwriting of any Insurance risk which is, or has at any time during the Relevant Period been, insured by the Company or any Group Company as the only or Lead Insurer and in respect of which you, or any person reporting immediately to you, had material dealings during the Relevant Period provided that this shall not preclude:-

(i)         the underwriting of a risk which has been shown to have been declined by or written as part of the following market by the Company or Group Company in the Relevant Period or during the Restricted Period;

(ii)        you from subscribing to a risk if the Company or any Group Company remains the Lead Insurer and the Company or Group Company's share of that risk is not diluted as a result.

(d)        except as required by law at any time, do or say anything likely to and/ or calculated to lead any Person to cease to do business or reduce the amount of business it transacts with the Company or any Group Company on terms substantially equivalent to those previously applying or at all;

(e)        either on your own account or jointly with or on behalf of any Person directly or indirectly canvass, solicit or entice away, or endeavour to canvass, solicit or entice away, or offer to employ or engage any director or employee of the Company or any Group Company with whom you, or any person reporting immediately to you, have had material personal dealings in the Relevant Period. An "employee" for the purposes of this Clause 17.2(e) means any senior employee or employee with access to Confidential Information other than employees with purely clerical or secretarial roles;

(f)         from the Termination Date for the purpose of carrying on any trade or business represent or allow yourself to be represented or held out as having any present association with the Company or any Group Company; and

(g)        from the Termination Date carry on any trade or business whose name incorporates the word "Chaucer" or any deviation or extension thereof which is likely or which may be

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confused with the name of the Company or any Group Company.

17.3     In the event of the transfer (within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the "Transfer Regulations") of the undertaking or the part of the undertaking in which you shall at the time be employed as the result of which (by virtue of the Transfer Regulations) your employment is automatically transferred to another (the "Transferee"), the provisions of this Clause 17 shall have effect as though references in it (and in all associated terms defined in this Agreement) to "the Group" are construed as references to "any other company within the Transferee's Group" which for these purposes shall comprise the Transferee and any holding company of the Transferee and the subsidiaries of the Transferee and of any such holding companies for the time being).

17.4     The parties agree that:

17.4.1   in the event that you are made redundant Clauses 17.2 (a), (b), and (c) shall not apply; and

17.4.2  the Restricted Period will be reduced by one day for every day during which you are placed on Garden Leave (as defined in Clause 13.1).

17.4.3  While the restrictions set out in Clause 17.2 above are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions set out in Clause 17.2 shall apply with such deletions or restrictions or limitations as the case may be. You further acknowledge that damages may not be an adequate remedy to the Company (or the relevant Group Company) for breach of these undertakings.

17.5     The restrictions contained in Clause 17.2 are held by the Company for itself and on trust for any other Group Company and shall be enforceable by the Company on their behalf or by any Group Company (at their request). If you are requested to do so by the Company you shall during the employment hereunder enter into direct agreements with any Group Company whereby you will accept restrictions in the same or substantially the same form as those contained in Clause 17.2.

17.6     During your employment and thereafter during the Restricted Period you shall provide a copy of Clause 2 and a copy of the restrictions contained at Clause 16 above and this Clause 17 to any employer or prospective employer or any other party with whom you become or will become engaged or provide service or services to immediately upon receiving any offer of employment or engagement. In addition, you shall tell the Company the identity of any such person making the offer and details of any such offer as soon as possible after accepting any offer.

18        Intellectual property

18.1     For the purpose of this Clause 18, Intellectual Property shall mean patents, utility models, trade marks, design rights, copyright, database rights, topography rights, rights protecting confidentiality, and all other rights and forms of protection having a similar nature or effect anywhere in the world.

18.2     Subject to the Patents Act 1977 and any other applicable law, the Company will own all Intellectual Property created by you in the course of your employment. This will include the Intellectual Property in any ideas, concepts, inventions, designs, models, databases, documents, computer programs, website content, customer lists, supplier lists or product names.

18.3     You acknowledge that, due to the seniority of your position within the Company, you have a special obligation to further the interests of the Company for the purposes of Section 39 of the Patents Act 1977.

18.4     Whenever required to do so by the Company (whether during your employment or after its termination (howsoever caused and whether in breach of contract or otherwise), at the request and expense of the Company, you shall promptly do all things and execute all documents which are reasonably necessary to assist the Company to confirm, perfect or register its ownership of Intellectual Property in accordance with Clause 18.2 or to assist the Company with any proceedings which concern the validity or infringement of Intellectual Property. The obligation under

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this Clause 18.4 shall survive termination of this Agreement.

18.5     You hereby irrevocably and unconditionally waive all rights under Chapter IV Copyright, Designs and Patents Act 1988 in connection with your authorship of any existing or future copyright work in the course of your employment, in whatever part of the world such rights may be enforceable, including, without limitation:

18.5.1  the right conferred by section 77 of that Act to be identified as the author of any such work; and

18.5.2  the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

18.6     Nothing in this clause shall be construed as restricting the rights of you or the Company under sections 39 to 43 Patents Act 1977.

19        Collective agreements

There are no collective agreements which directly affect your terms and conditions of employment.

20        Data protection

20.1     For the purposes of this Clause the following expressions shall have the following meanings:

Personal Data means data which relate to a living individual who can be identified from those data or from those data and other information which is in the possession of, or is likely to come into the possession of, the data controller and includes any expression of opinion about the individual and any indication of the intentions of the data controller or any other person in respect of the individual.

Sensitive Personal Data means personal data consisting  of information as to racial or ethnic origin, political opinions, religious beliefs or other beliefs of a similar nature, membership of a trade union (within the meaning of the Trade Union & Labour Relations (Consolidation) Act 1992), physical or mental health or condition, sexual life, the commission or alleged commission of any offence or any proceedings for any offence committed or alleged to have been committed, including the disposal of such proceedings or the sentence of any Court in such proceedings.

20.2     For the purposes of the Data Protection Act 1998 by signing this Agreement you give your consent to the holding and processing of Personal Data and Sensitive Personal Data relating to you by the Company for all purposes relating to the performance of this Agreement including but not limited to:

(a)        administering and maintaining personnel records;

(b)        paying and reviewing salary and other remuneration and benefits;

(c)        undertaking performance appraisals and reviews;

(d)        maintaining  sickness and other absence records;

(e)        taking decisions as to your fitness for work;

(f)         providing references and information to future employers, and if necessary, to governmental and quasi governmental bodies for social security and other purposes and to HM Revenue and Customs and National Contributions Office;

(g)        providing the names of employees to the Central Arbitration Committee if requested to do so;

(h)        providing information to the future buyers and potential future buyers of the Company or any other Group Companies or of the business(es) in which you work;

(i)         transferring information about you to a country or territory outside the EEA;

(j)         providing and administering benefits (including if relevant, pension, permanent health insurance and medical insurance); and

(k)        the monitoring of communications via the Company's systems.

21         Dealing in Securities

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You must adhere to the Company policy on dealing in securities and with regard to unpublished price sensitive information. Failure to adhere to these policies may, subject to the Disciplinary and Dismissal Procedures, result in summary dismissal.

22        Gratuities

During the continuance of the employment hereunder you:

(a)        shall not directly or indirectly procure accept or obtain for your own benefit (or for the benefit of any other person)  any payment, rebate, discount, commission, vouchers, gift, entertainment or other benefit outside the normal course of business Crime, Inducement and Whistleblowing policy (Gratuities) from any third party in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Group Company;

(b)        shall observe the terms of any policy issued by the Company or any Group Company in relation to Gratuities; and

(c)        shall, as soon as reasonably practicable, disclose or account to the Company or any Group Company for any Gratuities received by you (or any other person on your behalf or at your instruction).

Provided that nothing in this Clause shall prevent you from giving or participating in entertainment or business practices which are customary in the business in which the Company or any Group Company is involved from time to time.

23        Litigation assistance

During the term of this Agreement and at all times thereafter, you shall furnish such information and proper assistance to the Company or any Group Companies as it or they may reasonably require in connection with litigation in which it is or they are or may become a party. This obligation on your behalf shall include, without limitation, meeting with the Company or any Group Company's legal advisors, providing witness evidence, both in written and oral form, and providing such other assistance in the litigation that the Company or any Group Company's legal advisors in their reasonable opinion determine. The Company shall reimburse you for all reasonable out of pocket expenses incurred by you in furnishing such information and assistance. Such assistance shall not require you to provide assistance for more than five (5) days in any calendar month. For the avoidance of doubt the obligations under this Clause 23 shall continue notwithstanding the termination of this Agreement.

24        Sale or reconstruction

If at any time during the continuance of this Agreement the Company sells all, or a substantial part of, its undertaking and assets to any person, firm or company and the Company is able to procure your employment by such other person, firm or company on terms not substantially less favourable than the terms of this Agreement remaining unexpired at the date of the Agreement for such sale, then the Company shall be entitled to determine this Agreement forthwith on giving notice in writing to you and in the event that you do not accept the employment by such other person, firm or company, you shall not be entitled to any compensation from the Company for loss of office or damages for breach of this Agreement.

You will have no claim against the Company if your employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company; and

(a)        you are offered employment with the company succeeding to the Company upon such liquidation or reorganisation; and

(b)       the new terms of employment offered to you are materially no less favourable to you than the terms of this Agreement.

25        Power of attorney

You hereby irrevocably appoint any other director of the Company from time to time, jointly and severally, to be your attorney in your name and on your benefit to sign any documents and do

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things necessary or requisite to give effect to those matters which you are obliged to do pursuant to this Agreement (including, but not limited to, Clauses 13, 14, 17 and 18). In favour of any third party a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.  This clause remains in force following termination of your employment howsoever caused and whether terminated in breach or otherwise.

26        Third party rights

Save in respect of any rights conferred by this Agreement on any Group Company (which such Group Company shall be entitled to enforce), a person who is not a party to this Agreement may not under the Contracts (Rights of Third Parties) Act 1999 enforce any of the terms contained within this Agreement.

27        Group companies

In this Agreement Group Company means a subsidiary or affiliate and any other company which is for the time being a holding company of the Company or another subsidiary or affiliate of any such holding company as defined by Part 38 of the Companies Act 2006 and Group Companies and Group will be interpreted accordingly.

28         Entire agreement

These terms and conditions constitute the entire agreement between the parties and supersede any other agreement whether written or oral previously entered into.

29        Jurisdiction and choice of law

This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales and the parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

30        Notices

Any notices with respect to this Agreement shall be in writing and shall be deemed given if delivered personally (upon receipt), sent by facsimile (which is confirmed) or sent by first class post addressed, in the case of the Company, to its registered office and in your case, addressed to your address last known to the Company.

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IN WITNESS whereof this DEED has been executed by each of the parties on the date first above written.

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